UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 5, 2008
TECHTEAM GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-16284	38-2774613
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
27335 West 11 Mile Road, Southfield, MI 48033
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (248) 357-2866

(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On June 5, 2008, the First Amendment (“Amendment”) to the Credit Agreement, dated June 1, 2007 (“Credit Agreement”), between TechTeam Global, Inc. (“TechTeam” or the “Company”) and the lenders thereunder, JPMorgan Chase Bank, N.A. and LaSalle Bank Midwest, N.A. (the “Lenders”), became effective. A copy of the Amendment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
     The Amendment increases the Lenders’ commitment under the Credit Agreement by $15,000,000 to total available credit of $55,000,000. The Amendment modified the interest rate applicable to borrowings under the Credit Agreement through the modification of the Applicable Rate added to the Eurocurrency rate for U.S. dollars, which was modified from a range of 0.75% — 1.5% to a range of 0.95% - 1.45%, determined by the ratio (the “Leverage Ratio”) of (a) the Company’s consolidated indebtedness less cash and cash equivalents held by the Company’s U.S.-based entities in excess of $5 million to (b) the Company’s consolidated trailing 12-month EBITDA (earnings before interest, taxes, depreciation and amortization). The unused commitment fee increased from a range of 0.1% to 0.25% to a range of 0.15% to 0.25%, determined by the Company’s Leverage Ratio.
     The Amendment also modified the financial covenants relating to the Leverage Ratio, requiring the Company to maintain on a rolling four-quarter basis a maximum Leverage Ratio as of March 31, 2008 of 3.25 to 1 (down from 3.75 to 1), and 3.0 to 1 for any fiscal quarter thereafter. The Company paid a one-time closing fee to the Lenders of $25,000.
Item 9.01 Financial Statements and Exhibits
(D) The following exhibits are included with this report:

Exhibit 99.1	First Amendment to Credit Agreement and Consent
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TECHTEAM GLOBAL, INC.
By:	/s/ Michael A. Sosin
Michael A. Sosin
Vice President, General Counsel and Secretary

Date: June 11, 2008

EXHIBIT INDEX

Exhibit No.	Description

99.1	First Amendment to Credit Agreement and Consent

E-1